Exhibit 99.1

For Immediate Release

UNILENS VISION INC. REPORTS 87% INCREASE IN THIRD QUARTER DILUTED EARNINGS PER SHARE

ROYALTY INCOME RISES 13% FROM PRIOR-YEAR LEVELS

LARGO, Florida (May 15, 2014) – Unilens Vision Inc. (OTCQB: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the third quarter and first nine months of FY2014.

Highlights of Quarter Ended March 31, 2014

  Product sales increased 1.6% to $1,539,250, compared with $1,515,688 in the third quarter of FY2013. Disposable lens sales declined 3.4%, while sales in the custom soft lens category increased 22.2% when compared with the prior-year period.
  Royalty income improved again over last year, for the second time this fiscal year and for two quarters in a row, posting a 13.1% increase when compared with the third quarter of FY2013.
  Total revenue increased 4.5% to $2,118,392, versus $2,027,694 in the corresponding period of the previous fiscal year.
  Operating expenses decreased 6.0% to $718,628, versus $764,132 a year earlier,  primarily due to lower administrative costs resulting from expense timing differences and the deletion of certain exchange listing fees.
  Interest expense more than doubled to $56,371, compared with $27,312 in the prior-year period, due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.
  Operating income rose 39.7% relative to the third quarter of FY2013.
  Diluted earnings per share increased 87.5% to $0.15, versus $0.08 in the year-earlier quarter, reflecting a 25.4% reduction in the weighted average number of shares outstanding due to the stock repurchase in October 2013.
  The Company paid its 30th consecutive quarterly cash dividend, in the amount of $0.045 per share, in February 2014.  The annualized cash dividend of $0.18 per share provides a current yield of 2.8% based on a closing share price of $6.50 on May 14, 2014.

Management Comments

“Our third quarter operating results benefited significantly from a 13.1% increase in royalties from our licensee, Bausch + Lomb,” noted Mike Pecora, Chief Executive Officer of Unilens Vision Inc. “This was the second consecutive quarterly improvement in royalty income, which rose a modest 0.7% in the second quarter of Fiscal 2014, following six consecutive quarters of declining royalty income.We believe the strengthening trend in royalty growth is largely attributable to Bausch + Lomb’s October 2013 U.S. launch of its PureVision2® for Presbyopia multifocal lens, which features a next-generation multifocal design licensed from Unilens Vision.”

“We are very pleased to report continued sales increases in our specialty contact lens products for the fourth consecutive quarter, led by double-digit growth in our custom soft lens category,” continued Pecora. “Over the next several months, we will begin the national roll-out of our next generation of disposable multifocal technology under the C-Vue®  brand.  We anticipate that this new product line will contribute to the Company’s future revenue and earnings growth.”

Third Quarter Results

For the three months ended March 31, 2014, total revenue including royalty income increased 4.5% to $2,118,392, compared with total revenue of $2,027,694 in the third quarter of FY2013. Total product sales increased 1.6% to $1,539,250 in the most recent quarter, versus $1,515,688 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category declined 3.4%, while sales in the custom lens category increased 22.2% from prior-year levels. Sales of gas permeable lenses decreased due to the continued overall decline in gas permeable “fits” in the contact lens industry, and sales in the replacement and other lens category were down due to the expected decline in product lines that are nearing the end of their life cycles.

Royalty income from Bausch + Lomb increased 13.1% to $579,142 in the quarter ended March 31, 2014, compared with $512,006 in the prior-year quarter. This represented the second consecutive year-over-year increase in quarterly royalty income and followed six consecutive quarters of lower royalty income when compared with prior-year periods.

Gross profit margins improved by 20 basis points to 37.4% of sales in the third quarter of FY2014, versus 37.2% in the third quarter of FY2013. The increase was primarily due to manufacturing improvements implemented a year ago and changes in product mix.

Operating expenses decreased 6.0% to $718,628 (46.7% of sales) in the most recent quarter, compared with $764,132 (50.4% of sales) in the year-earlier period.  Administrative expenses declined due to the timing of tax accounting fees that were paid in the second quarter of FY2014, whereas such fees were paid in the third quarter of the previous fiscal year, and lower rental expense. Also, sales and marketing expenses decreased due to higher costs last year related to the launch of the new silicone hydrogel disposable C-Vue HydraVUE Multifocal lens, while research and development costs were slightly below prior-year levels.

Operating income improved 39.7% to $436,026 (20.6% of total revenue) in the third quarter of FY2014, compared with $312,010 (15.4% of total revenue) in the third quarter of FY2013.

Net non-operating expenses increased 123% to $53,205, versus $23,857 a year earlier, primarily due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

Pretax income increased 32.9% to $382,821 in the three months ended March 31, 2014, compared with $288,153 in the corresponding period of the previous fiscal year. The Company reported a 31.8% increase in net income, which totaled $256,696 in the third quarter of FY2014, versus $194,727 in the prior-year period.  Diluted earnings per share increased 87.5% to $0.15 in the three months ended March 31, 2014, compared with $0.08 in the three months ended March 31, 2013.  The weighted average number of common shares outstanding decreased 25.4% to 1,768,535 in the most recent quarter, versus 2,369,354 in the prior-year quarter. The decline in outstanding shares resulted from the above-noted share repurchase in October 2013.

Nine-Month Results

For the nine months ended March 31, 2014, total revenue including royalty income rose 1.9% to $6,193,913, compared with total revenue of $6,078,354 in the first nine months of FY2013. Total product sales increased 2.1% to $4,548,497 in the first nine months of FY2014, versus $4,454,817 in the corresponding period of the previous fiscal year. Sales in the disposable lens category were virtually flat with the prior-year period, while sales of custom soft lenses rose 14.5% in the nine months ended March 31, 2014, relative to year-earlier levels.

Royalty income from Bausch + Lomb rose 1.3% to $1,645,416 in the first nine months of FY2014, compared with $1,623,537 a year earlier.  First quarter royalty income declined 9.3%, second quarter royalty income increased 0.7%, and third quarter royalty income increased 13.1%, respectively, when compared with prior-year periods.

Gross profit margins declined to 37.3% of product sales during the first nine months of FY2014, versus 38.4% in the first nine months of FY2013. The decrease was primarily due to one-time manufacturing repair costs in the second quarter of FY2014, along with changes in sales mix.

Operating expenses decreased slightly to $2,198,007 in the most recent nine-month period, compared with $2,206,721 in the year-earlier period. Administrative expenses increased 1.0%, research and development costs rose 3.8%, and sales and marketing expenses declined 1.8%, respectively, when compared with the nine months ended March 31, 2013.

Operating income improved 1.1% to $1,142,301 (18.4% of total revenue) in the first nine months of FY2014, compared with $1,129,619 (18.6% of total revenue) in the first nine months of FY2013.

Net non-operating expenses increased 62.3% to $131,223, versus $80,844 a year earlier, primarily due to higher debt levels associated with the above mentioned repurchase of common stock in early October 2013.

Pretax income declined 3.6% to $1,011,078 in the nine months ended March 31, 2014, compared with $1,048,775 in the corresponding period of the previous fiscal year.  The Company reported a 3.6% reduction in net income, which totaled $678,676 in the first nine months of FY2014, versus $703,666 in the prior-year period.  Diluted earnings per share increased 13.3% to $0.34 in the nine months ended March 31, 2014, compared with $0.30 in the nine months ended March 31, 2013. The weighted average number of common shares outstanding decreased 16.7% to 1,973,441 in the first nine months of FY2014, versus 2,369,354 in the first nine months of FY2013. The decline in outstanding shares resulted from the share repurchase in October 2013.

Cash Dividends

The Company recently declared its 31st consecutive quarterly cash dividend, which will be paid on May 23, 2014 to shareholders of record on May 12, 2014. The annualized cash dividend of $0.18 per share provides shareholders a current yield of 2.8% based upon a common stock price of $6.50 per share at the close of stock market trading on May 14, 2014.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at
info@rjfalkner.com

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2014

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Revenues:
Sales	$1,539,250	$1,515,688	$4,548,497	$4,454,817
Royalty income	579,142	512,006	1,645,416	1,623,537
Total revenues	2,118,392	2,027,694	6,193,913	6,078,354
Operating costs and expenses:
Cost of sales	963,738	951,552	2,853,605	2,742,014
Expenses	718,628	764,132	2,198,007	2,206,721
Total operating costs and expenses	1,682,366	1,715,684	5,051,612	4,948,735
Operating income	436,026	312,010	1,142,301	1,129,619
Other non-operating items:
Other income	3,166	3,455	9,937	6,611
Interest expense	(56,371)	(27,312)	(141,160)	(87,455)
Total other non-operating items	(53,205)	(23,857)	(131,223)	(80,844)
Income before income tax expense	382,821	288,153	1,011,078	1,048,775
Income tax expense	126,125	93,426	332,402	345,109
Net income for the period	$256,696	$194,727	$678,676	$703,666
Net income per common share:
Basic	$0.15	$0.08	$0.34	$0.30
Diluted	$0.15	$0.08	$0.34	$0.30
Weighted average shares outstanding	1,768,535	2,369,354	1,973,441	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$831,498	$877,310
Investing activities			(82,802)	(143,580)
Financing activities			(774,421)	(926,305)
Decrease in cash			$(25,725)	$(192,575)
BALANCE SHEET
		June 30, 2013	March 31, 2014	March 31, 2013
Cash and cash equivalents		$140,182	$114,457	$182,402
Total assets		4,108,007	3,982,769	4,087,019
Current liabilities		2,184,841	2,224,192	2,150,522
Total liabilities		4,590,369	7,208,721	4,591,720
Stockholders’ deficit		$(482,362)	$(3,225,952)	$(504,701)